                                                      Filed Pursuant to Rule 433
                                                     Registration No. 333-131201

RFMSI Series 2006-SA2 Trust
Mortgage Pass-Through Certificates,
Series 2006-SA2

Residential Funding Mortgage Securities I, Inc.
Depositor

Residential Funding Corporation
Sponsor and Master Servicer

US Bank National Association
Trustee

Goldman, Sachs & Co.
Lead Underwriter

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the Certificates, supersedes any information contained in any prior similar materials relating to the Certificates. The information in this free writing prospectus is preliminary, and is subject to completion or change. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates, until we have accepted your offer to purchase Certificates.

The Certificates referred to in these materials are being sold when, as and if issued. The issuer is not obligated to issue such Certificates or any similar security and the underwriter's obligation to deliver such Certificates is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of such Certificates when, as and if issued by the issuer. You are advised that the terms of the Certificates, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of Certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that Certificates may not be issued that have the characteristics described in these materials. The underwriter's obligation to sell such Certificates to you is conditioned on the mortgage loans and Certificates having the characteristics described in these materials. If for any reason the issuer does not deliver such Certificates, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the Certificates which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION (THE SEC) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE DEPOSITOR AND THE OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE DEPOSITOR, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE 1-800-323-5678.

RFMSI 2006-SA2 -- Final Pricing Details (external) GS Lead Manager & Sole Bookrunner $775.868MM New Issue Hybrid Deal

Bond Size(mm)Collat  S&P/Fit   Type    CE     Wndw   WAL  WALA   CPN     Spread  $ price
2A1  431.410   5/1   AAA/AAA   SS PT  8.50%   1-56   2.53   3    5.782   N+39   100.0251
3A1  110.736   7/1   AAA/AAA   SS PT  7.50%   1-81   2.90   3    5.933   N+55    99.7582
3A2    3.891   7/1   AAA/AAA   Mz PT  4.25%   1-81   2.90   3    6.083   N+70    99.3870
4A1  100.460  10/1   AAA/AAA   SS PT  7.50%   1-117  3.18   4    6.073   1-05*   99.3281
4A2    3.530  10/1   AAA/AAA   Mz PT  4.25%   1-117  3.18   4    6.252   1-20*   98.8594

*priced back of interpolated august dwarfs Pricing Speed: 25 CPB
Interest Accrual: 30/360
Ratings: S&P/Fitch, Fitch only subs

Expected Deal Timing:
Settle: August 24, 2006
First Distribution Date: September 25, 2006